BNC Bancorp Announces Plan to Repurchase Stock

THOMASVILLE, N.C., May 23 /PRNewswire-FirstCall/ — W. Swope Montgomery, Jr., President and Chief Executive Officer of BNC Bancorp

(OTC Bulletin Board: BNCN), announced that the Company’s Board of Directors has adopted a stock repurchase plan. Under the terms of the stock repurchase plan, BNC Bancorp will be able to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at appropriate times to allow it to enhance the value of its stock for its shareholders and to manage its capital position. Mr. Montgomery stated, “The Board’s action was based on its conclusion that the ability to repurchase stock under certain appropriate circumstances will help the Company enhance shareholder value and optimize capital efficiency.” At the present time, the Board has authorized the repurchase of up to 10% of the Company’s outstanding common stock.

The Company intends to make all repurchases in compliance with all applicable regulatory guidelines and to administer the plan in accordance with all applicable securities and other laws.

As of March 31, 2003, BNC Bancorp had total assets of $322 million, shareholders’ equity of $25.4 million, and 3,233,819 shares outstanding. The Company’s wholly owned commercial bank subsidiary, Bank of North Carolina, has offices in Thomasville, Lexington, Archdale, Oak Ridge and Kernersville, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the over-the- counter bulletin board market under the symbol “BNCN.”

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.